The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated January 21, 2022
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$ Capped Buffered Enhanced Participation Notes
Linked to the iShares® MSCI Emerging Markets ETF Due [●]
The notes will not bear interest. The amount that you will be paid on your notes at maturity (expected to be the 2nd business day after the valuation date) is based on the performance of the iShares® MSCI Emerging Markets ETF (the reference asset) as measured from the trade date to and including the valuation date (expected to be approximately 24 to 27 months after the trade date).
If the final price on the valuation date is greater than the initial price (set on the trade date), the return on your notes will be positive and will equal 125% times the reference asset return, which is the percentage increase or decrease in the final price from the initial price, subject to the maximum payment amount (expected to be between $1,262.25 and $1,307.625 for each $1,000 principal amount of your notes). If the final price declines by up to 10.00% from the initial price, you will receive the principal amount of your notes. If the final price declines by more than 10.00% from the initial price, the return on your notes will be negative and you may lose up to your entire principal amount. Specifically, you will lose approximately 1.1111% for every 1% negative percentage change in the price of the reference asset below 90.00% of the initial price. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
The return on your notes is linked to the performance of the reference asset, and not to the MSCI® Emerging Markets IndexSM (the reference asset index) on which the reference asset is based. The reference asset follows a strategy of “representative sampling”, which means the reference asset’s holdings are not the same as those of the reference asset index. The performance of the reference asset may significantly diverge from that of the reference asset index.
To determine your payment at maturity, we will first calculate the reference asset return. At maturity, for each $1,000 principal amount of your notes:
●
if the final price is greater than the initial price (the reference asset return is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the reference asset return times (c) 125.00%, subject to the maximum payment amount;

●
if the final price is equal to the initial price or less than the initial price, but not by more than 10.00% (the reference asset return is zero or negative but equal to or greater than -10.00%), you will receive an amount in cash equal to $1,000; or

●
if the final price is less than the initial price by more than 10.00% (the reference asset return is negative and is less than
-10.00%), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate of approximately 111.11% times (c) the sum of the reference asset return plus 10.00%.

Following the determination of the initial price, the amount you will be paid on your notes at maturity will not be affected by the closing price of the reference asset on any day other than the valuation date. In addition, no payments on your notes will be made prior to maturity.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-15 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $946.00 and $966.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-15 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$
Underwriting commissions	2.00%	$
Proceeds to The Bank of Nova Scotia	98.00%	$
[1] For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc.
Pricing Supplement dated January [ ], 2022

The Capped Buffered Enhanced Participation Notes Linked to the iShares® MSCI Emerging Markets ETF Due [●] (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the reference asset. The notes do not constitute a direct investment in any of the shares, units or other securities represented by the reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to one or more registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” beginning on page P-15.
The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, any underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would initially buy or sell notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) is equal to approximately SCUSA’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $per $1,000 principal amount).
Prior to , the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to SCUSA’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-15 of this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	0641597G5 / US0641597G59
Type of Notes:	Capped Buffered Enhanced Participation Notes
Reference Asset:	The iShares® MSCI Emerging Markets ETF (Bloomberg Ticker: EEM UP)
Reference Asset Index:	The MSCI Emerging Markets IndexSM, as published by MSCI Inc. (the “sponsor”)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $[●] in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of the final pricing supplement

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	[●]
Original Issue Date:	[●] (to be determined on the trade date and expected to be the 5th business day after the trade date)

We expect that delivery of the notes will be made against payment therefor on or about the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:	[●] (to be determined on the trade date and expected to be approximately 24 to 27 months after the trade date)

The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day, the valuation date will be postponed in the same manner as if a market disruption event has occurred.

Maturity Date:
[●] (to be determined on the trade date and expected to be the 2nd business day after the valuation date), subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under “General Terms of the Notes—Maturity Date” in the accompanying product supplement

Principal at Risk:	You may lose all or a substantial portion of your investment at maturity if there is a percentage decrease from the initial price to the final price of more than 10.00%
Purchase at amount other than principal amount:
The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the stated buffer price would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the principal amount. Additionally, the maximum payment amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your investment. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” in this pricing supplement.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to certain unaffiliated securities dealers at the original issue price per note specified on the cover hereof less a concession of 2.00% of the principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth below under “Supplemental Plan of Distribution (Conflicts of Interest)”. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer affiliated with Goldman Sachs & Co. LLC (“GS&Co.”), who is acting as a dealer in connection with the distribution of the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:	The payment at maturity, for each $1,000 principal amount of notes will be based on the performance of the reference asset and will be calculated as follows:
•	If the final price is greater than the initial price, then the payment at maturity will equal:
o	The lesser of (a) principal amount + [principal amount × reference asset return × participation rate] and (b) maximum payment amount.

•	If the final price is greater than or equal to the buffer price, but less than or equal to the initial price, then the payment at maturity will equal the principal amount
•	If the final price is less than the buffer price, then the payment at maturity will equal:
o	principal amount + [principal amount × buffer rate × (reference asset return + buffer percentage)]

In this case you will suffer a percentage loss on your principal amount equal to the buffer rate multiplied by the negative reference asset return in excess of the buffer percentage. Accordingly, you could lose up to 100% of your investment in the notes.

Closing Price:
As used herein, the “closing price” of the reference asset on any date will equal the closing sale price or last reported sale price, regular way on a per-share basis, on the principal national securities exchange on which the reference asset is listed for trading, or, if the reference asset is not quoted on any national securities exchange, on any other market system or quotation system that is the primary market for the trading of the reference asset.

If the reference asset is not listed or traded as described above, then the closing price for the reference asset on any day will be the average, as determined by the calculation agent, of the bid prices for the reference asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of our other affiliates.

Initial Price:	The closing price of the reference asset on the trade date
Final Price:
The closing price of the reference asset on the valuation date. In certain special circumstances, the final price will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF”; “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Reference Asset Return:	The reference asset return, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:
final price – initial price initial price
For the avoidance of doubt, the reference asset return may be a negative value.
Participation Rate:	125.00%
Buffer Price:	90.00% of the initial price
Buffer Percentage:	10.00%
Buffer Rate:	The quotient of the initial price divided by the buffer price, expressed as a percentage, which equals approximately 111.11%
Maximum Payment Amount:
Expected to be between $1,262.25 and $1,307.625 for each $1,000 principal amount of your notes, which equals the principal amount × 126.225% - 130.7625% (the actual maximum payment amount to be determined on the trade date). The maximum payment amount sets a cap on appreciation of the reference asset of between 20.98% and 24.61%.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:	A day on which the principal trading market for the reference asset is scheduled to be open for trading
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY
The notes may be suitable for you if:
●	You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
●	You can tolerate a loss of up to 100% of your investment
●
You are willing to make an investment that, if the final price is less than the buffer price, has an accelerated downside risk greater than the downside market risk of an investment in the reference asset or in the stocks comprising the reference asset (the “reference asset constituent stocks”)

●
You believe that the price of the reference asset will appreciate over the term of the notes and that the appreciation is unlikely to exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date)

●	You are willing to hold the notes to maturity, a term of approximately 24 to 27 months, and accept that there may be little or no secondary market for the notes
●
You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you would be willing to invest in the notes if the maximum payment amount was set equal to the bottom of the range indicated on the cover hereof (the actual maximum payment amount will be determined on the trade date)

●
You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset or in the price of the reference asset constituent stocks

●	You do not seek current income from your investment and are willing to forgo dividends paid on the reference asset
●	You seek an investment with exposure to companies in emerging markets
●
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
●	You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
●	You require an investment designed to guarantee a full return of principal at maturity
●	You cannot tolerate a loss of all or a substantial portion of your investment
●
You are not willing to make an investment that, if the final price is less than the buffer price, has an accelerated downside risk greater than the downside market risk of an investment in the reference asset or in the reference asset constituent stocks

●
You believe that the price of the reference asset will decline during the term of the notes and the final price will likely be less than the buffer price, or you believe the price of the reference asset will appreciate over the term of the notes and that the appreciation is likely to equal or exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date)

●
You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the notes if the maximum payment amount was set equal to the bottom of the range indicated on the cover hereof (the actual maximum payment amount will be determined on the trade date)

●
You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset or in the price of the reference asset constituent stocks

●	You seek current income from your investment or prefer to receive dividends paid on the reference asset
●	You are unable or unwilling to hold the notes to maturity, a term of approximately 24 to 27 months, or you seek an investment for which there will be a secondary market

●	You do not seek an investment with exposure to companies in emerging markets
●	You are not willing to assume the credit risk of the Bank for all payments under the notes
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES
The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical reference asset prices on the valuation date could have on the payment at maturity assuming all other variables remain constant.
The examples below are based on a range of final prices that are entirely hypothetical; the price of the reference asset on any day throughout the term of the notes, including the final price on the valuation date, cannot be predicted. The reference asset has been highly volatile in the past, meaning that the price of the reference asset has changed considerably in relatively short periods, and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference asset and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Participation rate	125.00%
Maximum payment amount	$1,262.25 for each $1,000 principal amount of your notes*
Buffer price	90.00% of the initial price
Buffer percentage	10.00%
Buffer rate	Approximately 111.11%
*The bottom of the maximum payment amount range of $1,262.25 - $1,307.625 for each $1,000 principal amount of your notes. The actual maximum payment amount will be determined on the trade date
Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date

No change in or affecting the reference asset, any of the reference asset constituent stocks, the policies of the reference asset’s investment advisor or the method by which the sponsor of the reference asset index calculates the reference asset index

Notes purchased on the original issue date at the principal amount and held to the maturity date
Moreover, we have not yet set the initial price that will serve as the baseline for determining the reference asset return or the maximum payment amount, each of which will affect the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial price may differ substantially from the price of the reference asset prior to the trade date.
For these reasons, the actual performance of the reference asset over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of the reference asset shown elsewhere in this pricing supplement. For information about the historical prices of the reference asset, see “Information Regarding the Reference Asset—Historical Information” herein. You should consult publicly available information to determine the prices of the reference asset between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset or reference asset constituent stocks.
The prices in the left column of the table below represent hypothetical final prices and are expressed as percentages of the initial price. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final price, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final price and the assumptions noted above.
Hypothetical Final Price (as Percentage of Initial Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	126.225%
140.000%	126.225%
130.000%	126.225%
120.980%	126.225%
120.000%	125.000%
115.000%	118.750%
110.000%	112.500%
105.000%	106.250%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
93.000%	100.000%
90.000%	100.000%
85.000%	94.444%
80.000%	88.889%
70.000%	77.778%
60.000%	66.667%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%
If, for example, the final price were determined to be 25.000% of the initial price, the payment at maturity that we would pay on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final price were determined to be 0.000% of the initial price, you would lose 100.000% of your investment in the notes. In addition, if the final price were determined to be 150.000% of the initial price, the payment at maturity that we would pay on your notes would be capped at the maximum payment amount, or 126.225% of each $1,000 principal amount of your notes, as shown in the table above. If you hold your notes to maturity, you will not benefit from any increase in the price of the reference asset to a final price that is greater than 120.980% of the initial price.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final price were any of the hypothetical prices shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final prices are expressed as percentages of the initial price. The chart shows that any hypothetical final price of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final price of greater than or equal to 120.980% (the section right of the 120.980% marker on the horizontal axis) would result in a capped return on your investment.

Hypothetical Payoff Profile
160.000%
140.000%
126.225%
120.000%
100.000%
80.000%
60.000%
40.000%
20.000%
0.000%
Hypothetical Payment at Maturity (as % of Principal Amount)
90.000%
100.000%
120.980%
Hypothetical Final Level (as % of Initial Level)
Reference Asset Performance
Note Performance

The following examples illustrate the calculation of the payment at maturity based on the key terms and assumptions above. The amounts below have been rounded for ease of analysis.
Example 1 —	Calculation of the payment at maturity where the reference asset return is positive.

	Reference Asset Return:	5.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 × 125.00% × 5.00%) = $1,000.00 + $62.50 = $1,062.50

	On a $1,000.00 investment, a 5.00% reference asset return results in a payment at maturity of $1,062.50.

Example 2 —	Calculation of the payment at maturity where the reference asset return is positive and the payment at maturity is subject to the maximum payment amount.

	Reference Asset Return:	50.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 × 125.00% × 50.00%) = $1,000.00 + $625.00 = $1,625.00. However, the maximum payment amount is $1,262.25 and the payment at maturity would be $1,262.25.

	On a $1,000.00 investment, a 50.00% reference asset return results in a payment at maturity of $1,262.25.

Example 3 —	Calculation of the payment at maturity where the reference asset return is negative but is equal to or greater than -10.00%.

	Reference Asset Return:	-8.00%

	Payment at Maturity:	$1,000.00 (at maturity, if the reference asset return is negative BUT the decrease is not more than the buffer percentage, then the payment at maturity will equal the principal amount).

	On a $1,000.00 investment, a -8.00% reference asset return results in a payment at maturity of $1,000.00.

Example 4 —	Calculation of the payment at maturity where the reference asset return is negative and is less than -10.00%.

	Reference Asset Return:	-50.00%

	Payment at Maturity:	$1,000.00 + [$1,000.00 × 111.11% × (-50.00% + 10.00%)] = $1,000.00 - $444.44 = $555.56

	On a $1,000.00 investment, a -50.00% reference asset return results in a payment at maturity of $555.56.

	Accordingly, if the reference asset return is less than -10.00%, the Bank will pay you less than the full principal amount, resulting in a percentage loss on your investment that is equal to the buffer rate multiplied by the negative reference asset return in excess of the buffer percentage. You may lose up to 100% of your principal amount.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.
The payments at maturity shown above are entirely hypothetical; they are based on a hypothetical maximum payment amount, hypothetical prices of the reference asset that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” in this pricing supplement.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non- interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual final price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of the reference asset and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial price and the actual maximum payment amount, each of which we will set on the trade date, and the actual final price to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS
An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, underlier supplement and product supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You may lose up to your entire investment in the notes. Any payment on the notes at maturity depends on the reference asset return. The Bank will only repay you the full principal amount of your notes if the reference asset return is equal to or greater than -10.00%. If the reference asset return is less than -10.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the reference asset return plus the buffer percentage times (iii) $1,000. Accordingly, you may lose up to your entire investment in the notes if the percentage decline from the initial price to the final price is greater than 10.00%.
The downside market exposure to the reference asset is buffered only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the reference asset at such time is equal to or greater than the buffer price.
Your potential payment at maturity is limited by the maximum payment amount
The payment at maturity will not exceed the maximum payment amount. Therefore, if the appreciation of the price of the reference asset exceeds the cap on appreciation in the maximum payment amount, the notes will provide less opportunity to participate in the appreciation of the reference asset than an investment in a security linked to the price of the reference asset providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the reference asset.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.
No interest
The notes will not bear interest and, accordingly, you will not receive any interest payments on the notes.
The participation rate applies only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the reference asset return multiplied by the participation rate even if such return is positive and less than the maximum payment amount. You may receive the full benefit of the participation rate only if you hold your notes to maturity.

The payment at maturity is not linked to the price of the reference asset at any time other than the valuation date (except in the case of tax redemptions)
The payment at maturity will be based on the final price. Therefore, for example, if the closing price of the reference asset declined substantially as of the valuation date compared to the trade date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing prices of the reference asset prior to the valuation date. Although the actual price of the reference asset at maturity or at other times during the term of the notes may be higher than the final price, you will not benefit from the closing prices of the reference asset at any time other than the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
Holding the notes is not the same as holding shares of the reference asset or the reference asset constituent stocks
Holding the notes is not the same as holding shares of the reference asset or the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the reference asset or the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned shares of the reference asset or the reference asset constituent stocks. For instance, you will not benefit from any positive reference asset return in excess of the cap on appreciation set by the maximum payment amount.
The return on your notes will not reflect any dividends paid on the reference asset or the reference asset constituent stocks
The return on your notes will not reflect the return you would realize if you actually owned the reference asset and received the distributions paid on the shares of the reference asset. You will not receive any dividends that may be paid on any of the reference asset constituent stocks by their respective issuers (the “reference asset constituent stock issuers”) or the shares of the reference asset. See “— Holding the notes is not the same as holding shares of the reference asset or the reference asset constituent stocks” herein for additional information.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the maximum payment amount and the buffer price on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the maximum payment amount will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Similarly, the buffer price, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.
Risks Relating to Characteristics of the Reference Asset
The notes are subject to market risk
The return on the notes is directly linked to the performance of the reference asset and indirectly linked to the performance of the reference asset constituent stocks, and the extent to which the reference asset return is positive or negative. The price of the reference asset can rise or fall sharply due to factors specific to the reference asset, the reference asset constituent stocks and its investment advisor (as defined in “Information Regarding the Reference Asset”), as well as general market factors, such as general market volatility and prices, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the reference asset constituent stocks and, therefore, the reference asset.

The notes are subject to risks associated with foreign securities markets
The value of your notes is linked to a reference asset that holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
Because foreign exchanges may be open on days when the reference asset is not traded, the value of the reference asset constituent stocks may change on days when shareholders will not be able to purchase or sell shares of the reference asset. This could result in premiums or discounts to the reference asset’s net asset value that may be greater than those experienced by an exchange-traded fund that does not hold foreign assets.
In addition, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit remain uncertain, and, among other things, Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular.
The notes are subject to risks associated with emerging markets
The countries whose markets are represented by the reference asset include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of the reference asset and could negatively affect your investment in the notes
Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of the reference asset and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the reference asset constituent stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to reference asset constituent stocks that are currently included in the reference asset or that in the future are included in the reference asset, such reference asset constituent stocks may be removed from the reference asset. If government regulatory action results in the removal of reference asset constituent stocks that have (or historically have had) significant weight in the reference asset, such removal could have a material and negative effect on the price of the reference asset and, therefore, your investment in the notes. Similarly, if reference asset constituent stocks that are subject to those executive orders or subject to other government regulatory action are not removed from the reference asset, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such reference asset constituent stocks from the reference asset could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.
Time zone differences between the cities where the reference asset constituent stocks and the reference asset trade may create discrepancies in trading prices
As a result of the time zone difference between the cities where the reference asset constituent stocks trade and where the shares of the reference asset trade, there may be discrepancies between the values of the reference asset constituent stocks and the market value of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the reference asset constituent stocks remaining unchanged for multiple trading days in the city where the shares of the reference asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the reference asset trades is closed.
Your investment in the notes will be subject to foreign currency exchange rate risk
The reference asset constituent stocks are denominated in non-U.S. dollar currencies. The price of the reference asset is related to the U.S. dollar value of such reference asset constituent stocks. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which a reference asset constituent stock is denominated, the value of the reference asset’s portfolio will be adversely affected, which may cause the price of the reference asset to decrease even if the non-dollar values of the reference asset constituent stocks increase.
Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:
●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;
●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.
The market price of the notes and price of the reference asset could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.
It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and any amount payable on, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict with certainty whether and the extent to which the price of the reference asset will rise or fall. There can be no assurance that the price of the reference asset will rise above the initial price or that the percentage decline from the initial price to the final price will not be greater than the buffer percentage. The final price may be influenced by complex and interrelated political, economic, financial and other factors that affect the price of the reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset constituent stocks in particular, foreign exchange markets in general and the risk of losing some or all of your investment in the notes.
Furthermore, we cannot give you any assurance that the future performance of the reference asset or the reference asset constituent stocks will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the reference asset or the reference asset constituent stocks would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the reference asset.
Investors should investigate the reference asset and the reference asset constituent stocks as if making a direct investment in the reference asset or the reference asset constituent stocks
Investors should conduct their own diligence of the reference asset and reference asset constituent stocks as an investor would if it were making a direct investment in the reference asset or the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the reference asset or the reference asset constituent stocks could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks.
There is no assurance as to the performance of the reference asset or the reference asset constituent stocks; past performance of the reference asset or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference asset or the reference asset constituent stocks
The notes are linked directly to the price of the reference asset and indirectly to the prices of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, SCUSA or any other affiliate of the Bank gives any assurance as to the performance of the reference asset or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference asset and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference asset or the reference asset constituent stocks, and it is impossible to predict whether the price of the reference asset or the reference asset constituent stocks will rise or fall during the term of the notes.
Changes affecting the reference asset index could have an adverse effect on the market value of, and any amount payable on, the notes
The sponsor of the reference asset index owns the reference asset index and is responsible for the design and maintenance of the reference asset index. The policies of the sponsor concerning the calculation of the reference asset index, including decisions regarding the addition, deletion or substitution of the equity securities included in the reference asset index, could affect the price of the reference asset index and, consequently, could affect the market price of shares of the reference asset and, therefore, the amount payable on the notes. The sponsor may discontinue or suspend calculation or dissemination of the reference asset index. Any such actions could have a material adverse effect on the market value of, and any amount payable on, your notes.

The Bank cannot control actions by the sponsor of the reference asset index and the sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor of the reference asset index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the reference asset index. The sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and any amount payable on, your notes.
The Bank cannot control actions by the investment advisor that may adjust the reference asset in a way that could adversely affect any payment on the notes and their market value, and the investment advisor has no obligation to consider your interests
The investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of its policies concerning the calculation of the net asset value of the reference asset, additions, deletions or substitutions of the reference asset constituent stocks and the manner in which changes affecting the reference asset index are reflected in the reference asset that could affect the market price of the shares of the reference asset, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the reference asset, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the reference asset, in which case it may become difficult or inappropriate to determine the market value of your notes. If events such as these occur, the calculation agent may determine the closing price of the reference asset on the valuation date, and thus any amount payable on the maturity date, in a manner it considers appropriate.
There are risks associated with a reference asset that is an exchange-traded fund
Although the reference asset's shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the reference asset or that there will be liquidity in the trading market. In addition:
Management Risk
The reference asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The reference asset is also not actively managed and may be affected by a general decline in market segments relating to the reference asset index. The investment advisor invests in securities included in, or representative of, the reference asset index regardless of their investment merits. The investment advisor does not attempt to take defensive positions in declining markets. Accordingly, the performance of the reference asset could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
Custody and Liquidity Risk
In addition, the reference asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets (such as the markets tracked by the reference asset index) make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems. Difficulty in executing and settling trades in securities held by the reference asset may make it difficult to accurately calculate the net asset value per share of the reference asset and the liquidity of the reference asset may be adversely affected. Market participants may face difficulty in creating and redeeming shares of the reference asset, which may have an adverse effect on the price per share of the reference asset and the value of the notes.

Further, under continuous listing standards adopted by NYSE Arca, the reference asset will be required to confirm on an ongoing basis that the components of the reference asset index satisfy the applicable listing requirements. In the event that the reference asset index does not comply with the applicable listing requirements, the reference asset would be required to rectify such non-compliance by requesting that the sponsor of the reference asset index modify such reference asset index, adopting a new reference asset index or obtain relief from the SEC. There can be no assurance that such sponsor would so modify the reference asset index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the reference asset being delisted by NYSE Arca.
Tracking and Underperformance Risk
The reference asset uses a representative sampling strategy (as more fully described in “Exchange-Traded Funds — The iShares® ETFs” in the accompanying underlier supplement) to attempt to track the performance of the reference asset index. The reference asset may not hold all or substantially all of the equity securities included in the reference asset index and may hold securities or assets not included in the reference asset index. Therefore, while the performance of the reference asset is generally linked to the performance of the reference asset index, the performance of the reference asset is also linked in part to shares of equity securities not included in the reference asset index and to the performance of other assets, such as futures contracts, options, swaps and other types of derivatives, as well as cash and cash equivalents, including shares of money market funds affiliated with the investment advisor.
In addition, the performance of the reference asset will reflect additional transaction costs and fees that are not included in the calculation of the reference asset index. Also, corporate actions with respect to the equity securities held in the reference asset’s portfolio (such as mergers and spin-offs) may impact the performance differential between the reference asset and the reference asset index. Finally, because the shares of the reference asset are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the reference asset may differ from the net asset value per share of the reference asset.
For all of the foregoing reasons, the performance of the reference asset may not correlate with the performance of the reference asset index. Consequently, the return on the notes will not be the same as investing directly in the reference asset or in the reference asset constituent stocks or in the reference asset index or in the securities comprising the reference asset index, and will not be the same as investing in a debt security with payments linked to the performance of the reference asset index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party.
Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and SCUSA’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
If the prices of the reference asset or the reference asset constituent stocks change, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the reference asset or the reference asset constituent stocks. Changes in the prices of the reference asset or the reference asset constituent stocks may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes
SCUSA’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which SCUSA would initially buy or sell your notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your notes at the time of pricing. As agreed by SCUSA and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that SCUSA makes a market in the notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your notes at any price and, in this regard, SCUSA is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
• the price of the reference asset;
• the volatility – i.e., the frequency and magnitude of changes – in the closing price of the reference asset;
• the dividend rate of the reference asset;
• economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the prices of the reference asset constituent stocks and the closing price of the reference asset;
• interest rate and yield rates in the market;
• the time remaining until your notes mature; and
• our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference asset based on its historical performance.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the reference asset over the full term of the notes, (ii) volatility of the price of the reference asset and the market’s perception of future volatility of the price of the reference asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity and the maximum payment amount behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive. Depending on the actual or anticipated price of the reference asset and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.
See “— The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the notes from you. If at any time SCUSA does not make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the reference asset. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference asset and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to changes in the price of the reference asset or the reference asset constituent stocks. Any of these hedging activities may adversely affect the price of the reference asset — directly or indirectly by affecting the price of the reference asset constituent stocks — and therefore the market value of the notes and the amount you will receive, if any, on the notes. Furthermore, if the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to any compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, SCUSA or any of our other affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. None of the Bank, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and the Bank, SCUSA or any of our other affiliates may receive substantial returns with respect to these hedging activities while the value of, and any amount you will receive at maturity on, the notes may decline.
The Bank, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the reference asset constituent stocks and the market activities by the Bank, SCUSA or our other affiliates for our own account or for our clients could negatively impact investors in the notes
We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the reference asset and the market for your notes, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, SCUSA and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or our other affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference asset or the reference asset constituent stocks.
There is no affiliation between the issuers of any reference asset constituent stock, the sponsor or the investment advisor and us or SCUSA
The Bank, SCUSA and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the reference asset constituent stocks, the sponsor or the investment advisor. None of the Bank, SCUSA or any of our other affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. You should make your own investigation into the reference asset and the issuers of the reference asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the reference asset.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the reference asset and the value of, and amount payable on, the notes.
The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to the reference asset occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to the reference asset has occurred or is continuing for the reference asset, the valuation date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable final price that must be used to determine the payment at maturity. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity
For anti-dilution and reorganization events affecting the reference asset, the calculation agent may make adjustments to the initial price and/or the final price, as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the reference asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes and your payment at maturity may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the notes and your payment at maturity, if any. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
Following a de-listing, liquidation or termination of the ETF, the payment at maturity may be based on a share of another ETF or calculated by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.
The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.
General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET
iShares® MSCI Emerging Markets ETF
We have derived all information contained herein regarding the reference asset, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors (the “investment advisor”) and/or its affiliates.
The reference asset seeks investment results that correspond generally to the price and yield performance, before expenses, of the reference asset index which, in turn, is intended to provide a performance benchmark for equity markets in emerging market countries. The reference asset trades on the NYSE Arca under the ticker symbol “EEM”. Please see “Exchange-Traded Funds — The iShares® ETFs” in the accompanying underlier supplement for additional information regarding the reference asset and the investment advisor. Additional information regarding the reference asset, including its portfolio holdings, may be available on the iShares® website.
Historical Information
We obtained the information regarding the historical performance of the reference asset in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the reference asset from January 1, 2012 through January 20, 2022. The closing price of the reference asset on January 20, 2022 was $49.72.
Past performance of the reference asset is not indicative of the future performance of the reference asset. No assurance can be given as to the final price of the reference asset, and we cannot give you any assurance that the performance of the reference asset will result in a positive return on your investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to certain unaffiliated securities dealers at the original issue price specified on the cover hereof less a concession of 2.00% of the principal amount. In addition, SCUSA and our other affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, SCUSA or our other affiliates expect to incur and profits that the Bank, SCUSA and our other affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer affiliated with GS&Co., who is acting as a dealer in connection with the distribution of the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES
See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the reference asset. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Because the notes are linked to the shares of an ETF, there is a risk that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition of the notes).
It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the notes. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the reference asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the reference asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the notes. However, it is also possible that all or a portion of your gain with respect to the notes could be treated as “Excess Gain” because the reference asset is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the original issue date of the notes the holder had invested, pro rata, the principal amount of the notes in shares of the reference asset and sold those shares for their fair market value on the date the notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the notes could be “Excess Gain” if you purchase the notes for an amount that is less than the principal amount of the notes or if the return on the notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the reference asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the notes is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the reference asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871 (m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to the reference asset, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the reference asset or the notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference asset or the notes. If you enter, or have entered, into other transactions in respect of the reference asset or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).